Exhibit 10.1

May 6, 2020
VIA E-MAIL
Mr. Thomas P. Joyce, Jr.
Dear Tom,
This letter (the “Agreement”) is to memorialize our agreement with respect to certain matters relating to your decision to step down from your position as President and Chief Executive Officer of Danaher Corporation (the “Company”), and from the Board of Directors of the Company and each of its subsidiaries, effective September 1, 2020 (the “Transition Date”).
On the Transition Date, you will step down from your current position as President and Chief Executive Officer of the Company and from the Board of Directors of the Company and from all similar positions at each Company subsidiary and will assume the new position of Senior Advisor to the new President and Chief Executive Officer of the Company (the “Successor CEO”) for a term through February 28, 2021 (the “Retirement Date”), following which you shall retire from employment with the Company.
From the Transition Date to the Retirement Date (the “Transition Period”), you shall remain an employee of the Company and shall continue to devote time, attention, skill, and best efforts to the performance of your duties and responsibilities, as determined by the Board and, as applicable, the Successor CEO, and shall also cooperate fully in transitioning duties and responsibilities to the Successor CEO as requested by the Board.
Base Salary. For the Transition Period, your base salary shall remain at its current level, and shall be payable in accordance with the Company’s normal payroll practices.
Annual Bonus. For calendar year 2020, your target annual cash incentive compensation opportunity shall be prorated to reflect the percentage of the year you serve as President and Chief Executive Officer, and the amount of annual cash incentive compensation you receive for 2020 will be based on this prorated target amount and actual performance results. Any annual cash incentive compensation payable for 2020 shall be paid at the time that such awards are normally paid to the Company’s executive officers but no later than March 15, 2021. You shall not be eligible to participate in any annual cash incentive compensation plan for calendar year 2021.
Long-Term Incentives. All existing equity awards will vest and be paid in accordance with and subject to the terms of the Company’s 2007 Stock Incentive Plan and the applicable award agreements. You shall not be eligible to receive an equity award for calendar year 2021.
Perquisites. Throughout 2020 and during the Transition Period, you shall continue to receive and be eligible for the perquisites you currently receive, except that during the Transition Period you will be required to reimburse the Company for any personal use of the Company aircraft. For the avoidance of doubt, you will also be entitled to use the Company aircraft for business purposes consistent with Company policy.
Retirement Plans and Group Health and Welfare Plans. Throughout 2020 and during the Transition Period you shall continue to be eligible for benefits under the Company’s existing qualified and nonqualified retirement plans, and under the Company’s group health and welfare plans, each as in effect from time to time pursuant to the plan documents governing each of such plans. Following your separation of employment from the Company, if you timely and properly elect to continue group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), the Company shall reimburse you for all monthly COBRA premiums less the ordinary employee contribution until the earlier of (a) the date on which you become eligible to receive group health coverage from another employer, or (b) 12 months following the Retirement Date.
409A. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from employment would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after your separation from service or (ii) your death.

For avoidance of doubt, nothing in this Agreement is intended to modify or supersede the Agreement Regarding Competition and Protection of Proprietary Interests dated March 16, 2009, as amended September 11, 2014, between us, and the matters described in this Agreement, including the contemplated steps to be taken on the Transition Date and the Retirement Date, do not constitute a termination as contemplated in Section 7 of that agreement or give rise to any of the payments or benefits contemplated thereunder upon a termination.
Please indicate your agreement to the above by signing and returning a copy of this Agreement to the Company.
Sincerely,

/s/ Steven M. Rales_____________ (on behalf of Danaher Corporation)
Name: Steven M. Rales
Title: Chairman of the Board
Date: May 6, 2020

Acknowledged and agreed:

/s/ Thomas P. Joyce, Jr.__________
Thomas P. Joyce, Jr.
Date: May 6, 2020